NEWS RELEASE
FOR IMMEDIATE RELEASE	OTCBB: BLSP

BLUE SPHERE ANNOUNCES OPENING OF A $20 MILLION EQUITY LINE OF CREDIT

Even Yehuda, Israel, August 22, 2011 – Blue Sphere Corp. (OTCBB: BLSP) (the "Company",  “Blue Sphere” or “BLSP”) today announced the signing of a $20,000,000 Equity Funding Facility with Centurion Private Equity, LLC (“Centurion”).  Centurion has committed to purchase for cash consideration, subject to certain conditions and limitations described in the agreement, and subject  to an effective registration statement, up to an aggregate of $20,000,000 of BLSP’s common stock over the next 36 months. Under the Equity Funding Facility, the Company may, at its discretion, periodically sell to Centurion shares of BLSP’s common stock at a price based upon a discount to the market price (as defined in the investment agreement) of the Company’s common stock.

Mr. Palas, Blue Sphere’s Chief Executive Officer, commented: “Thanks to the efforts of JSBarkats PLLC our corporate securities attorneys and specifically Sunny J. Barkats its founding partner we were able to identify and secure this financing that allows  the Company to access  some liquidity to be used for developing  and expanding  our business.” In addition, Mr. Paul Gorski, Private Equity Manager at Roswell, added:  “We are very excited to be working with Blue Sphere and look forward to providing them with the necessary capital and support to achieve their full potential in the coming years. We are also interested in assisting the Company with its expenditure in the Asian markets at a micro level”.

On August 19th, 2011, the Company as appointed Amit Zilbershtein to replace Alex Werber as our Chief Financial Officer. Mr. Zilbershtein is a Certified Public Accountant with 10 years of financial management and auditing experience in privately held and publicly traded companies. He has served as Controller for two Venture Capital Funds since 2007, and prior to that as Senior Manager at Ernst & Young Israel, the leading accounting firm in Israel. He obtained a B.A. in Economics and Accounting from Ben-Gurion University, where he completed post-graduate studies in Accounting.

For further information please contact Shlomi Palas at shlomi@bluespherecorporate.com

About Blue Sphere Corp.
Blue Sphere Corp. is a publicly quoted company trading on the OTC Bulletin Board, in the cleantech industry specializing in the sector of Emission Reduction Project Integrator. Blue Sphere develops projects for greenhouse gas emission reduction and renewable energy production. The Company intends to become a key player in the global carbon reduction market, helping enterprises with high pollution emissions achieve their green goals. For further information please visit the Company's website www.bluespherecorporate.com

About Roswell Capital Partners.
Since 1994, Roswell Capital Partners and its affiliates have provided financing or equity commitments in excess of $1B for 170 small-cap public and private companies. Roswell Capital and its affiliates have 17 years experience in small-cap, public investments.  Roswell Capital Partners’ team of professionals has over 100 years of combined experience in small-cap, public company investments.

About JSBarkats, PLLC
JSBarkats is a dynamic growing full-service law firm headquartered in the heart of Manhattan, NY. The firm provides experienced, efficient, and cost-effective legal services to institutional as well as small and mid-sized corporate clients, hedge funds, various publicly traded companies and wealthy individuals. The firm's practice groups include, Capital Markets, Commercial Litigation, Corporate Securities, Immigration, Intellectual Properties, Investment Management, Real Estate, Tax, Trusts & Estates. www.JSBarkats.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Litigation Reform Act of 1995, which are subject to risks and uncertainties and may change at any time. Among these are: (i) uncertainties regarding our ability to obtain adequate financing on a timely basis including financing for the projects described in this release and other specific projects, (ii) uncertainties regarding the future of the Kyoto Protocol and binding greenhouse gas warming commitments of industrialised countries, (iii) there can be no assurance that demand for the company’s services will continue at current or greater levels, or that the company will continue to grow revenues, or be profitable as there is uncertainties regarding the market for and value of carbon credits including carbon credits associated with industrial gases, as well as the duration and amount of estimated emissions from specific projects, (iv) political and governmental risks associated with the foreign countries in which we operate, (v) unanticipated delays associated with project implementation including designing, constructing and equipping projects, as well as delays in obtaining required host country and United Nations approvals, (vi) the development stage of our business and (vii) our lack of operating history. As such, there is no assurance that the initiatives described in the press release will be successfully implemented or meet expectations.
The Company assumes no obligation to update the information in this release.